EXHIBIT 99

FOR IMMEDIATE RELEASE	May 12, 2004

MAIR HOLDINGS, INC. REPORTS FISCAL 2004 FOURTH QUARTER
AND YEAR-END RESULTS

Minneapolis/St. Paul – (May 12) – MAIR Holdings, Inc. (NASDAQ: MAIR) today reported a net loss of $3.5 million for the fiscal 2004 fourth quarter ended March 31, 2004 compared to a net loss of $0.9 million in the comparable fiscal 2003 period.  On a per-share basis, the 2004 results equal a net loss of $0.17 per share compared with a net loss of $0.04 per share in 2003.  The current results were negatively impacted by the grounding of five Avro RJ85’s as well as Mesaba Aviation’s cancellation of 624 flights in January during pilot contract negotiations.  Fiscal fourth quarter results are in line with First Call consensus estimates of a net loss of $0.18 per share.

For the fiscal year ending March 31, 2004, the Company reported net income of $4.7 million, an increase of 7.9 percent over fiscal 2003 net income of $4.3 million.  On a per-share basis, the fiscal 2004 results equal net income of $0.23 per share compared with net income of $0.21 per share in fiscal 2003.

“The fourth quarter was a challenging one for our Mesaba subsidiary,” said Paul F. Foley, MAIR Holdings president and chief executive officer.  “During that time, Mesaba successfully negotiated a long-term competitive pilot contract and reached an agreement with Northwest Airlines to end its early termination rights with the Avro regional jets and bring the five grounded aircraft back in service by the summer.  Even in the face of these challenges, the men and women of Mesaba persevered and delivered excellent operating results and customer service.”

“Mesaba has a competitive cost structure and a consistent track record of superior operational performance,” Foley continued.  “We are looking forward to our subsidiary continuing that record in this next fiscal year.  We are also continuing our efforts to secure additional growth opportunities for our Big Sky subsidiary.”

The idled jets and cancelled flights were the primary reasons that led to an operating loss of $7.4 million in the fourth fiscal quarter of 2004 compared to the $3.9 million loss reported in the fourth quarter of fiscal 2003.  Operating revenue for the fourth quarter decreased 8.8 percent to $102.3 million compared with $112.1 million the same quarter a year ago.  Operating expenses for the fourth quarter decreased 5.5 percent to $109.6 million compared with $116.0 million the same quarter a year ago.

For the year, the Company reported operating income of $4.3 million, a decrease of 49.9 percent over fiscal 2003 results.  Operating revenues declined 1.7 percent, from $456.9 million in fiscal year 2003 to $449.1 million in fiscal 2004.  Operating expenses declined 0.8 percent, from $448.3 million in 2003 to $444.8 million in 2004.  During fiscal 2004, the Company recorded non-operating income of $4.4 million, primarily attributable to a non-operating gain in the first quarter of fiscal year 2004 of approximately $2.6 million related to government reimbursements of security costs under the Emergency Wartime Supplemental Appropriations Act.

QUARTERLY CONFERENCE CALL

MAIR Holdings will conduct a live webcast to discuss its fourth quarter and fiscal 2004 earnings today at 8:30 am (CST).  The webcast will be available through the MAIR Holdings’ web site at http://www.mairholdings.com under the “Investor” link.

ABOUT THE COMPANY

MAIR Holdings’ primary business units are its regional airline subsidiary Mesaba Aviation, Inc., d/b/a Mesaba Airlines, and its regional airline subsidiary Big Sky Transportation Co., d/b/a Big Sky Airlines.  MAIR Holdings, Inc. is traded under the symbol MAIR on the NASDAQ National Market.  More information about MAIR Holdings is available on the Internet at http://www.mairholdings.com.

Mesaba Aviation operates as a Northwest Jet Airlink and Airlink partner under service agreements with Northwest Airlines.  Currently, the airline serves 106 cities in 27 states and Canada from Northwest’s and Mesaba Aviation’s three major hubs: Detroit, Minneapolis/St. Paul and Memphis.  Mesaba Aviation operates an advanced fleet of regional jet and jet-prop aircraft, consisting of the 69 passenger Avro RJ85 and the 30-34 passenger Saab SF340.  Mesaba Aviation maintains a web site at http://www.mesaba.com.

Big Sky serves 19 cities in Montana, North Dakota, Washington and Idaho using 10 Fairchild Metro III/23, 19 seat aircraft.  Big Sky is based in Billings, Montana and has codeshare agreements with Northwest Airlines, Alaska Airlines and America West Airlines.  Big Sky is a significant provider of air service under the Essential Air Service program administered by the Department of Transportation.  Big Sky maintains a web site at http://www.bigskyair.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements that are based on the best information currently available to management.  These forward-looking statements are intended to be subject to the safe harbor protections of the Private Securities Litigation Reform Act of 1995.  There can be no assurance that actual developments will be those anticipated by MAIR Holdings, Inc.  Actual results could differ materially from those projected as a result of a number of factors, some of which MAIR Holdings, Inc. cannot predict or control.  For a discussion of some of these factors, please see the Cautionary Statements in MAIR Holdings’ Form 10-K for the year ended March 31, 2003 and Form 10-Q for the quarter ended December 31, 2003.

Note to Editors: Summary financial and operating information follows.

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Media Contact:	Laura Anders - 612-337-0354
Investor Contact:	Bob Weil - 612-333-0021

MAIR Holdings, Inc.

Consolidated Statements of Operations

($000’s, except per share information)

(Unaudited)

	Quarter Ended March 31			Year Ended March 31
	2004	2003	Change	2004	2003	Change

Operating revenues	$102,257	$112,070	-8.8%	$449,079	$456,880	-1.7%
Operating expenses	109,626	116,011	-5.5%	444,756	448,252	-0.8%

Operating income (loss)	$(7,369)	$(3,941)	-87.0%	$4,323	$8,628	-49.9%
Nonoperating income, net	608	966	-37.1%	4,433	259	NM

Income (loss before income taxes)	$(6,761)	$(2,975)	NM	$8,756	$8,887	-1.5%

Provision (benefit for income taxes)	(3,235)	(2,074)	56.0%	4,083	4,558	-10.4%

Net income (loss)	$(3,526)	$(901)	NM	$4,673	$4,329	7.9%

Net income (loss per share - basic)	$(0.17)	$(0.04)		$0.23	$0.21

Weighted average shares - basic	20,360	20,321		20,334	20,308

Net income (loss per share - diluted)	$(0.17)	$(0.04)		$0.23	$0.21

Weighted average shares - diluted	20,360	20,321		20,562	20,357

NM               Not meaningful

Consolidated Balance Sheets

($000’s)

(Unaudited)

	March 31 2004	March 31 2003

Assets
Cash and cash equivalents	$54,561	$62,140
Short term investments	67,285	40,464
Other current assets	53,947	64,772
Net property and equipment	39,722	43,798
Long term investments	38,084	23,762
Other assets, net	14,127	15,706

Total assets	$267,726	$250,642

Liabilities and Shareholders’ Equity
Current liabilities	$76,232	$65,907
Other liabilities and deferred credits	6,565	6,790
Shareholders’ equity	184,929	177,945

Total liabilities and shareholders’ equity	$267,726	$250,642

Selected Operating Statistics By Operating Entity

(Unaudited)

	Quarter Ended March 31				Year Ended March 31
	2004	2003	Change		2004	2003	Change

Mesaba Aviation, Inc.
Passengers	1,137,135	1,239,482	-8.3%		5,596,721	5,658,006	-1.1%
ASMs (000’s)	652,807	687,788	-5.1%		2,904,198	2,822,140	2.9%
RPMs (000’s)	391,375	374,523	4.5%		1,774,931	1,646,114	7.8%
Load Factor	60.0%	54.5%	5.5	pts	61.1%	58.3%	2.8	pts
Departures	48,766	54,386	-10.3%		219,512	233,160	-5.9%
Revenue per ASM (cents)	15.1	15.7	-3.8%		14.9	16.0	-6.9%
Cost per ASM (cents)	15.7	15.9	-1.3%		14.5	15.5	-6.5%

Big Sky Transportation Co.
Passengers	22,226	26,311	-15.5%		105,913	n/a	n/a	*
ASMs (000’s)	15,788	21,116	-25.2%		75,188	n/a	n/a	*
RPMs (000’s)	5,624	6,851	-17.9%		27,066	n/a	n/a	*
Load Factor	35.6%	32.4%	3.2	pts	36.0%	n/a	n/a	*
Departures	4,822	6,171	-21.9%		23,245	n/a	n/a	*
Revenue per ASM (cents)	23.5	19.0	23.7%		21.9	n/a	n/a	*
Cost per ASM (cents)	30.3	27.5	10.2%		26.3	n/a	n/a	*

*                 Information not available as Big Sky Transportation Co. was acquired by MAIR Holdings, Inc. on December 1, 2002.